As filed with the Securities and Exchange Commission on June 26, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Eagle Outfitters, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-2721761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of Principal Executive Offices)	(Zip Code)

American Eagle Outfitters, Inc.

2014 Stock Award and Incentive Plan

(Full title of the plan)

Charles P. Sandel

Senior Vice President and General Counsel

American Eagle Outfitters, Inc.

77 Hot Metal Street

Pittsburgh, Pennsylvania 15203-2329

(Name and address of agent for service)

(412) 432-3300

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Robert J. Tannous, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
common stock, $0.01 par value per share	11,500,000	$11.62(2)	$133,630,000(2)	$17,212

(1)	This registration statement shall be deemed to cover an indeterminate number of additional shares of American Eagle Outfitters, Inc. common stock, $0.01 par value per share, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The maximum aggregate offering price is based on a maximum of 11,500,000 shares registered for issuance under the American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan, multiplied by $11.62, the average of the high and low prices of the common stock, $0.01 par value per share, of American Eagle Outfitters, Inc. as reported on the New York Stock Exchange on June 23, 2014.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan (the “Plan”) specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by American Eagle Outfitters, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed on March 13, 2014 (File No. 001-33338).

2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2014, filed on May 29, 2014 (File No. 001-33338).

3. The Company’s Current Reports on Form 8-K dated February 4, 2014 (filed on February 10, 2014), dated February 22, 2014 (filed on February 27, 2014), dated March 5, 2014 (filed on March 11, 2014), and dated May 29, 2014 (filed June 3, 2014).

4. The description of the Company’s common stock that is contained in the Company’s registration statement on Form 8-A filed with the Commission on February 28, 2007 (File No. 001-33338) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article Seventh of the Company’s amended and restated certificate of incorporation, as amended, provides that the Company shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company shall indemnify against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection therewith. Without limiting the generality of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in Article Seventh of the certificate of incorporation.

Article Seventh of the certificate of incorporation expressly states that neither the amendment nor repeal of Article Seventh, nor adoption of any provision of the certificate of incorporation inconsistent with Article Seventh shall adversely affect any right to indemnification for acts occurring prior to such amendment or repeal. The right of indemnification and advancement of expenses provided by Article Seventh of the certificate of incorporation is not exclusive of any other rights of indemnification or advancement of expenses that may be available.

All indemnification rights in Article Seventh of the Company’s certificate of incorporation and Article IX of the Company’s amended and restated bylaws are contract rights. If any provision of Article IX of the bylaws is held invalid, illegal or unenforceable, the remaining provisions of Article IX shall not be affected. An indemnitee also may elect, as an alternative to the Article IX bylaw procedures, to follow procedures authorized by applicable corporate law or statute. Article IX of the bylaws sets forth specific procedures for the advancement of expenses and for the determination of entitlement to indemnification.

Advancement of expenses are to be paid by the Company within 20 days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances provided that the claimant delivers an undertaking to repay all amounts so advanced unless it shall ultimately be determined that such person is entitled to be indemnified. To obtain indemnification, a claimant shall submit to the Company a written request, including such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine to what extent the claimant is entitled to indemnification. In the event the determination of entitlement is to be made by independent counsel, the independent counsel shall be selected by the board of directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination. If a claim has not been paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time bring suit against the Company to recover the unpaid amount and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim.

If a determination shall be made that the claimant is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding. The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to Article IX of the bylaws that the procedures and presumptions of the bylaws are not valid, binding, and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of the bylaws.

Under Section 145 of the Delaware General Corporation Law, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving as such of another corporation of other enterprise at the request of the corporation is permitted against expenses, fines and amounts paid in settlement actually and reasonably incurred by him in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. Indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware General Corporation Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made (unless ordered by a court) by majority vote of the disinterested directors, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

Under Section 145 of the Delaware General Corporation Law, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or who, while serving in such capacity, is or was at the request of the Company, a director, officer, employee or agent of another corporation or other enterprise, against liability asserted against or incurred by such person in any such capacity whether or not the Company would have the power to provide indemnity under Section 145 or the bylaws. The Company has obtained insurance which, subject to certain exceptions, insures the directors and officers of the Company and its subsidiaries.

The Company is a party to indemnification contracts with its directors and certain officers which provide that such directors and officers will be indemnified to the fullest extent provided by Section 145 of the Delaware General Corporation Law (or such other future statutory provision authorizing or permitting indemnification) against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred by them in any action or proceeding, including any action by or in the right of the Company, by reason of the fact that they were a director, officer, employee or agent of the Company, or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

No indemnity will be provided under such indemnification contracts (i) except to the extent that the aggregate losses to be indemnified pursuant thereto exceed the amount for which the indemnitee is indemnified pursuant to any directors and officers liability insurance purchased and maintained by the Company; (ii) in respect to remuneration paid to an indemnitee if it shall be determined by a final judgment that such remuneration was in violation of law; (iii) on account of any suit in which judgment is rendered against an indemnitee for an accounting of profits made from the purchase or sale by an indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any federal, state or local statutory law; (iv) on account of the indemnitee’s act or omission being finally adjudged to have been not in good faith or involving intentional misconduct or a knowing violation of law; or (v) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

Article Seventh of the certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived any improper personal benefit.

The above discussion of the Company’s bylaws, certificate of incorporation, indemnification agreements, and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such bylaws, certificate of incorporation, indemnification agreements, and statutes.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

For a full list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item 8 by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 26, 2014.

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Charles P. Sandel
Charles P. Sandel, Senior Vice President and
General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Mary M. Boland and Charles P. Sandel or any one of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities indicated effective June 26, 2014.

Signature	Title	Date

/s/ Jay L. Schottenstein Jay L. Schottenstein	Interim Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	June 26, 2014

/s/ Mary M. Boland Mary M. Boland	Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	June 26, 2014

/s/ Scott M. Hurd Scott M. Hurd	Vice President - Controller (Principal Accounting Officer)	June 26, 2014

/s/ Michael G. Jesselson Michael G. Jesselson	Director	June 26, 2014

/s/ Thomas R. Ketteler Thomas R. Ketteler	Director	June 26, 2014

/s/ Roger S. Markfield Roger S. Markfield	Director	June 26, 2014

/s/ Cary D. McMillan Cary D. McMillan	Director	June 26, 2014

/s/ Janice E. Page Janice E. Page	Director	June 26, 2014

/s/ David M. Sable David M. Sable	Director	June 26, 2014

/s/ Noel J. Spiegel Noel J. Spiegel	Director	June 26, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation, as amended (previously filed as Exhibit 3.1 to the Form 10-Q for the fiscal quarter ended August 4, 2007, filed September 6, 2007, and incorporated herein by reference).

4.2	Amended and Restated Bylaws (previously filed as Exhibit 3.1 to the Form 8-K dated November 20, 2007, filed November 26, 2007, and incorporated herein by reference).

4.3	American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan (previously filed as Appendix A to the definitive proxy statement filed April 14, 2014, and incorporated herein by reference).

5.1 *	Opinion of Porter, Wright, Morris & Arthur, LLP.

15.1 *	Acknowledgement of Ernst & Young LLP.

23.1 *	Consent of Porter, Wright, Morris & Arthur, LLP (included in Exhibit 5 filed herewith).

23.2 *	Consent of Ernst & Young LLP.

24.1 *	Power of Attorney (contained on signature page hereto).

*	Filed herewith.